EXHIBIT 21.1

SUBSIDIARIES OF ANIKA THERAPEUTICS, INC.

Anika Securities Corp.	Bedford, Massachusetts

Anika Therapeutics S.r.l.	Abano Terme, Italy
(Formerly: Fidia Advanced Biopolymers S.r.l.)